FOR IMMEDIATE RELEASE: N E W S

January 11, 2001 Nasdaq Smallcap-GTIM

GOOD TIMES ANNOUNCES STOCK REPURCHASE PROGRAM

GOLDEN, Colorado-based Good Times Restaurants, Inc. announced today that its Board of Directors has authorized the repurchase of up to $250,000 of the Companys outstanding common stock. If those purchases were made at todays market price, it would represent approximately 8% of the Companys outstanding common stock. The Company expects to purchase its common stock from time to time on the open market.

The timing and amount of any shares repurchased will be determined by the Company based on its evaluation of market conditions, availability of funds, and other factors. Funds used to repurchase shares are expected to come from the Companys existing cash and investments, which as of September 20, 2000 was approximately $1.4 million. There are currently approximately 2.24 million shares of common stock outstanding.

Commenting on the repurchase plan Boyd E. Hoback, President and CEO said, "We believe that our common stock is undervalued at todays market price. The repurchase plan allows us to support our objective to maximize shareholder value at a funding level that wont compromise our ongoing business strategies."

This press release contains forward-looking statements within the meaning of the federal securities laws. There are certain important factors that could cause actual results to differ materially from those anticipated by the statements made herein. Among the factors that could cause actual results to differ from predicted or expected results are: delays in opening new stores because of weather, local permitting or other reasons; increased competition; cost increases or shortages in raw food products; and the possibility of unforeseen events affecting the industry generally. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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CONTACT:

Good Times Restaurants Inc.

Boyd E. Hoback, President & CEO, 303/384-1411

Christi Pennington, Executive Assistant, 303/384-1440